Exhibit 99.1

AMERICAN REAL ESTATE PARTNERS, L.P.
ANNOUNCES SALE OF CONVERTIBLE NOTES

New York, New York / April 5, 2007 - American Real Estate Partners, L.P. (NYSE: ACP) (“AREP”) today announced that it had entered into a Securities Purchase Agreement with Portside Growth and Opportunity Fund, an investment fund managed by Ramius Capital Group, LLC (“Ramius Capital”), and an investment fund managed by Highbridge Capital Management, LLC (“Highbridge”) to sell an aggregate of $200 million of Variable Rate Senior Convertible Notes due 2013 (the “Notes”) in a private placement pursuant to Section 4(2) of the U.S. Securities Act of 1933 (the “Securities Act”). The Notes will bear interest at a rate of LIBOR minus 125 basis points, but no less than 4.0% nor higher than 5.5%, and will be convertible into Depositary Units of AREP at a conversion price of $132.595 per share, subject to adjustments in certain circumstances.

Under the terms of the Securities Purchase Agreement, Ramius Capital and Highbridge will have the option until April 13, 2007 to purchase up to an additional $400 million of Notes in the aggregate (the “Additional Notes”). In the event that Ramius Capital and Highbridge do not purchase the full amount of such Additional Notes, AREP will have the right, until May 5, 2007, to place such unpurchased Additional Notes with other investors, subject to an option granted to Ramius Capital and Highbridge to purchase up to an aggregate of $100 million of such unpurchased Additional Notes on or before April 25, 2007.

The sale of the initial Notes is expected to close today. The Notes (including the Additional Notes) have not been and will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

AREP, a master limited partnership, is a diversified holding company engaged in a variety of businesses. AREP’s businesses currently include gaming; real estate and home fashion. To learn more about AREP and obtain a copy of our 2006 annual report on Form 10-K, please visit www.arep.com.

This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, many of which are beyond AREP’s ability to control or predict. Forward-looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of AREP and its subsidiaries. AREP undertakes no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or otherwise.

For further information, please contact:

Andrew Skobe
American Real Estate Partners, L.P.
(212) 702-4383